Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Fundamental Global Inc. of our report dated May 17, 2024, relating to our audit of the consolidated financial statements of FG Group Holdings Inc. (the “Company”) as of December 31, 2023 and 2022, and for the years then ended, included in the Company’s Form 8-K filed on June 20, 2024. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California

June 20, 2024